UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 21, 2009
Tower Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50990	13-3894120

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

120 Broadway (31st Floor), New York, NY	10271

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (212) 655-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4(c))

ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT
     On June 21, 2009, Tower Group, Inc. (“Tower”), Tower S.F. Merger Corporation, a wholly-owned subsidiary of Tower (“Merger Sub”), and Specialty Underwriters’ Alliance, Inc. (“SUAI”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, subject to the terms and conditions set forth therein, Merger Sub will merge into SUAI, with SUAI continuing as the surviving corporation and a wholly-owned subsidiary of Tower.
     At the Effective Time (as defined in the Merger Agreement), SUAI shareholders will receive 0.28 shares of Tower common stock. The exchange ratio is subject to adjustment based on Tower’s volume weighted average price per share during a 15-day trading window prior to closing, and will be fixed at 0.28 if the average price of Tower stock during such period is greater than or equal to $23.25 and less than or equal to $27.75. If the average stock price during such period is greater than $27.75, the exchange ratio will be adjusted downward to provide SUAI shareholders with a fixed value per share of $7.77. If the average stock price during such period is less than $23.25 but greater than or equal to $20.00, the exchange ratio will be adjusted upward to provide SUAI shareholders with a fixed value per share of $6.51. However, if Tower’s average stock price during such period falls below $20.00, the exchange ratio will be fixed at 0.3255, and SUAI will have the right, for a limited period, to terminate the Merger Agreement, unless Tower elects to add Tower shares to provide SUAI shareholders with a value per share of $6.51.
     The boards of directors of Tower and SUAI have approved the Merger Agreement and the transactions contemplated thereby and the board of directors of SUAI has recommended the Merger Agreement and such transactions to SUAI shareholders.
     The transaction is expected to close in late 2009, subject to customary closing conditions, including the approval by SUAI shareholders, and receipt of certain regulatory approvals.
     Under the Merger Agreement, SUAI is required to pay Tower a termination fee of $3 million plus Tower’s expenses up to a cap of $1 million in certain customary circumstances, including if SUAI terminates the Merger Agreement to accept a superior proposal. Similarly, under the Merger Agreement, Tower is required to reimburse SUA’s expenses up to a cap of $1 million in the event that SUAI terminates the Merger Agreement for Tower’s breach, subject to certain exceptions.
     Upon the consummation of the acquisition, Tower will continue to trade on NASDAQ under Tower’s existing ticker symbol TWGP and SUAI will be delisted.
     A Copy of the Merger Agreement is attached to this Current Report on Form 8-K as Exhibit 2.1. The Merger Agreement is incorporated herein by reference. The above descriptions of the Merger Agreement, as well as the transactions contemplated by the

Merger Agreement, are not complete and are qualified in their entirety by reference to Exhibit 2.1.
ITEM 8.01 OTHER EVENTS
     On June 22, 2009, Tower and SUAI issued a joint press release entitled “Tower Group, Inc. to Acquire Specialty Underwriters’ Alliance, Inc.” (the “Joint Press Release”). Tower is filing as Exhibit 99.1 to this Current Report on Form 8-K a copy of the Joint Press Release.
ITEM 9.01 EXHIBIT INDEX
(d)
Exhibit 2.1: Agreement and Plan of Merger, dated as of June 21, 2009, among Tower Group, Inc., Tower S.F. Merger Corporation and Specialty Underwriters’ Alliance, Inc.
Exhibit 99.1 Press release dated June 22, 2009 entitled "Tower Group, Inc. to Acquire Specialty Underwriters’ Alliance, Inc.”
ADDITIONAL INFORMATION AND WHERE TO FIND IT
Investors will be able to obtain all relevant documents filed by Tower with the Securities and Exchange Commission (“SEC”) free of charge at the SEC’s website www.sec.gov or, from Tower directly at 120 Broadway (31st Floor), New York, NY 10271, (212) 655-2000; email: info@twrgrp.com.
This communication shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized
Date: June 22, 2009

Tower Group, Inc.
/s/ Elliot S. Orol
ELLIOT S. OROL
Senior Vice President, General Counsel and Secretary

Exhibit Index
Exhibit 2.1: Agreement and Plan of Merger, dated as of June 21, 2009, among Tower Group, Inc., Tower S.F. Merger Corporation and Specialty Underwriters’ Alliance, Inc.
Exhibit 99.1 Press release dated June 22, 2009 entitled "Tower Group, Inc. to Acquire Specialty Underwriters’ Alliance, Inc.”